Contacts: Dennis Long, President & CEO Denise Portmann, EVP & CFO 360.537.4061	News Release

Pacific Financial Corporation Earns $2.9 Million Year-To-Date,

or $0.29 per Share

ABERDEEN, WA – October 30, 2013 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today reported third quarter 2013 net income of $909,000, or $0.09 per diluted share, compared to $1.3 million, or $0.13 per diluted share in the preceding quarter, and $1.0 million, or $0.10 per diluted share, in the third quarter a year ago. The company saw solid core deposit and diverse loan growth, continued favorable credit quality, and a healthy net interest margin, which contributed to profitability in the third quarter and year-to-date. For the first nine months of 2013, net income was $2.9 million, or $0.29 per diluted share, compared to $3.1 million, or $0.31 per diluted share for the like period in 2012.

“We implemented a strategic transition plan this year and continue to make good progress, despite increasing competitive pressures, a very challenging regulatory environment and historically low interest rates,” said Dennis Long, President and Chief Executive Officer. “Our continued profitability was fueled by solid loan growth — net loans increased by $23 million from a year ago. In addition, our credit risk profile is much stronger than last year, setting the stage for further successful execution of our growth strategies for 2014.”

Third Quarter 2013 Highlights (at or for the period ended September 30, 2013, except as noted)

•	Earnings per share was $0.09 for the third quarter, compared to $0.13 per share on a linked quarter basis and $0.10 per share year-over-year. Year-to-date, earnings per share was $0.29.

•	Total deposits increased 5% to $618.9 million at quarter end, compared to $591.1 million at the end of the second quarter, and grew 13% from $548.2 million a year ago.

•	Non-interest demand deposits rose 24% to $156.2 million at September 30, 2013, from $125.6 million in the preceding quarter, and increased 27% from $123.3 million a year ago.

•	Net loans, after the allowance for credit losses, increased by $12.3 million to $477.9 million at quarter-end, from $465.6 million at June 30, 2013, and grew by $23.1 million from $454.8 million at September 30, 2012.

•	Total assets were $715.7 million at quarter end, up 4% from $686.3 million at June 30 2013, and up 11% from $644.1 million at September 30, 2012.

•	Allowance for credit losses was $8.8 million, or 1.81% of total loans, in the third quarter 2013, compared to $9.0 million, or 1.89% of total loans in the preceding quarter, and $11.2 million, or 2.39% of total loans year-over-year

•	Nonperforming assets declined 10% to $12.4 million at September 30, 2013, compared to $13.8 million at June 30, 2013, and fell 30% from $17.6 million a year ago.

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

•	Capital ratios at September 30, 2013, continue to exceed regulatory requirements for a well-capitalized financial institution, including a Tier 1 leverage ratio of 10.04% and total risk-based capital ratio of 14.84%.

•	The new branch in Warrenton, Oregon, opened in October of this year; bringing our franchise to 16 branches in Washington and 3 branches in Oregon.

“Coastal Oregon and Washington have had a tremendous tourist season, which has been good for our customers, fueling growth in deposits during the quarter and year-to-date. Deposit growth this year exceeded 2012 levels, indicating that our communities had an excellent tourist season; in fact, our non-interest bearing deposits have been substantially higher this year when compared to prior years and up 27% from a year ago,” added Long.

Western Washington Economic Update

New infrastructure at Port of Grays Harbor was recently completed. As the Pasha Group reported, “Pasha Automotive Services and the Port of Grays Harbor celebrate the completion of new infrastructure promoting the continued growth of automotive processing and roll-on/roll-off business. Construction that started in December 2012 represents almost two years in planning and engineering. The momentum of new business supports major capital investment by the Port, Pasha and transportation partners in paving, rail and processing facilities. The Port's new $15 million rail facility was complemented by Puget Sound & Pacific's $3.5 million passing track investment.”

According to the preliminary estimate issued on August 12, 2013, by the Economic & Revenue Forecast Council, Washington state’s economy added 6,600 jobs in June, the most since January. The June job growth was 2,900 more than the 3,700 expected in the June forecast. Construction employment grew by 1,000 jobs during June, but government employment remained weak with a loss of 200 jobs. Washington’s private service-providing industries also added 4,600 jobs in June, which was slightly stronger than the forecast.

According to the latest figures from the Northwest Multiple Listing Service, dated October 4, 2013, “Northwest region's housing activity is still ‘speeding along,’ but pace is slowing as seasons change. September tested the housing market's resilience around Western Washington with fluctuating mortgage rates, record-setting rains, and persistent inventory shortages in some areas. By month's end, however, both pending and closed sales outgained the same period a year ago. Prices also increased compared to 12 months ago, but fell slightly from the previous month. Year-to-date figures through nine months show prices for homes and condominiums that have sold in the 21 counties served by the MLS are up 12% from a year ago.”

Balance Sheet Review

Total assets increased 4% to $715.7 million at September 30, 2013, compared to $686.3 million at June 30, 2013, and grew 11% from $644.1 million at year-end 2012.

Net loans were up 3%, or $12.3 million, to $477.9 million at quarter-end, from $465.6 million at June 30, 2013, and up 5%, or $23.1 million from $454.8 million at September 30, 2012; a positive sign.

“We continue to generate steady growth in loans, and we are particularly pleased with the geographic diversity and variety of business we are reaching,” commented Long. “Based on our pipelines, we expect loan demand to remain robust through the end of the year, highlighted by commercial and industrial and commercial real estate sectors, as well as one to four-unit residential investment

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

properties.” At the end of September 2013, owner-occupied commercial real estate loans represented 22% of the portfolio; investor-owned commercial real estate loans 24%; commercial and industrial loans 19%; residential real estate loans 21%; construction and consumer loans together totaling 9%; and farmland and installment loans 5%.

Noninterest-bearing deposits increased 27% at September 30, 2013, from the year prior, while savings and interest-bearing demand deposits increased 15% over the same period. Total deposits were $618.9 million at September 30, 2013, up 5% compared to $591.1 million at the end of June, and up 13% from $548.2 million at September 30, 2012. Core deposits, which exclude certificates of deposits, accounted for 78% of total deposits at September 30, 2013.

Investment securities available-for-sale totaled $91.7 million at September 30, 2013, compared to $86.5 million at June 30, 2013, and $51.7 million a year earlier. At September 30, 2013, the securities portfolio, at amortized cost, was comprised of $34.6 million tax-exempt municipal bonds and $48.5 million agency mortgage-backed securities. The valuation of the securities portfolio continues to be negatively impacted due to volatile interest rates.

Accumulated other comprehensive loss was $989,000 at September 30, 2013, compared to a loss of $1.5 million at June 30, 2013, and an accumulated other comprehensive income of $375,000 at the end of September 2012. The improvement in accumulated other comprehensive loss from the linked quarter was primarily due to stabilizing interest rates. The investment portfolio continues to generate an attractive rate of return of approximately 2.64% while providing liquidity to fund our growing and higher-yielding loan portfolio.

Total shareholders’ equity was $68.3 million, or $6.75 per share at September 30, 2013, compared to $66.8 million, or $6.60 per share three months earlier, and $67.0 million, or $6.62 per share at the end of third quarter a year ago.

Tangible book value per share was $5.40 at September 30, 2013, compared to $5.25 per share at June 30, 2013, and $5.38 per share at September 30, 2012.

Credit Quality

“Our key credit quality metrics continued to significantly improve over the quarter and from year ago levels, while reserves remain ample at 1.81% of total loans,” said Denise Portmann, Chief Financial Officer. “As a consequence, we did not record a provision for loan losses for the quarter and net charge-offs year to date were minimal at $102,000.” Nonperforming loans declined 22% to $8.1 million at September 30, 2013, compared to $10.4 million three months earlier, and fell 32% compared to $11.8 million at September 30, 2012. Of the $8.1 million in outstanding nonperforming loans at the close of third quarter 2013, $1.8 million is guaranteed by the United States Department of Agriculture. The ratio of the allowance for credit losses to nonperforming loans was 109.39% at September 30, 2013, compared with 86.44% at June 30, 2013, and 94.65% at September 30, 2013.

Other real estate owned (OREO), consisting primarily of properties obtained through foreclosure, totaled $4.3 million at the end of the third quarter of 2013, substantially down from $5.8 million at the end of the third quarter of 2012. Net valuation adjustments in the third quarter of 2013 totaled $176,000. “We added $883,000 to OREO during the quarter, as we repossessed one property in Oregon,” commented Long.

Performing restructured loans totaled $2.7 million at September 30, 2013, compared to $2.5 million at the end of second quarter 2013, and $126,000 at September 30, 2012. The allowance for credit losses was $8.8 million at quarter-end, representing 1.81% of total loans. The ratio of the allowance for credit losses to total loans was 1.89% at June 30, 2013 and 2.39% at September 30, 2012.

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

Review of Operations

Total revenue (net interest income plus noninterest income) for the third quarter was $8.2 million, compared to $9.1 million in the second quarter of 2013 and $8.4 million in the like quarter a year ago.

“Boosting operating income this year was the fee income we gained from selling annuities,” commented Portmann. “Offering annuities to customers is a relatively new business for our bank. During the first nine months of this year, the Company generated fee income of $249,000, compared to $13,000 last year. We are delighted with the strong sales and additional fee income and expect the momentum to continue into next year.”

Third quarter net interest income, before the provision for loan losses, was $6.0 million, up 1% from the preceding quarter and up 2% compared to $5.9 million for the third quarter of 2012. For the first nine months of 2013, net interest income, before the provision for loan losses was $17.5 million, compared to $18.1 million for the nine months ended September 30, 2012.

Overall favorable credit quality led to a credit to the provision for loan losses of $450,000 for the first nine months of 2013. There was no provision for credit losses in the third quarter of 2012 or 2013. For the first nine months of 2012 there was a $400,000 provision for credit losses.

Total non-interest income was $2.2 million in the third quarter of 2013, compared to $3.2 million in the preceding quarter and $2.4 million in the third quarter a year ago. Year-to-date, non-interest income increased 20% to $8.0 million, compared to $6.7 million in the first nine months of 2012. Gain on sales of loans declined 32% on a linked quarter basis and decreased 25% year-over-year, but still contributed $1.1 million in the quarter. For the first nine months of 2013, gain on sales of loans increased 23% to $4.3 million from $3.5 million in the first nine months of 2012.

“We have maintained a strong net interest margin (NIM) in recent quarters, in spite of continued downward pressure on asset yields,” added Portmann. "Lower yields from the investment portfolio, and reinvesting principal payments in securities at historically low interest rates, have been primarily responsible for the modest decline in the NIM. However, as lower yield securities are deployed into higher yielding loans, we expect the NIM to stabilize." The NIM was 3.80% in the third quarter of 2013, compared to 3.99% in the preceding quarter and 4.14% in the third quarter a year ago. For the first nine months of 2013, the net interest margin was 3.87% compared to 4.14% in the first nine months of 2012.

Non-interest expense in the third quarter of 2013 totaled $7.1 million, down 10% from $7.9 million in the second quarter of 2013, and flat from $7.1 million in the third quarter a year ago. Year-to-date, non-interest expense was $22.4 million, compared to $20.6 million in the first nine months of 2012. The decline in non-interest expense over the quarter was primarily related to substantially lower data processing expenses and the lower OREO operating costs. To a lesser extent, salaries and employee benefits expenses were also lower. Limited strategic staff reductions and employee attrition from retirements have occurred systematically over the nine-month period. Higher costs during the quarter were directly related to OREO write-downs, but OREO write-downs remain down substantially down from a year ago.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of September 30, 2013, the Company has total assets of $715.7 million and operated 16

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and two branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which any reader of this release is encouraged to study (including all amendments and exhibits to those reports). We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Sources:

http://visitgraysharbor.com/blog/

http://www.4-traders.com/news/New-Infrastructure-at-Port-of-Grays-Harbor—17284877/

http://www.businessexaminer.com/blog/August-2013/State-economic-forecast-continues-bright/

http://www.nwrealestate.com/nwrpub/common/news.cfm

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	Quarter Ended:			Sequential	Year over
	September 30,	June 30,	September 30,	Quarter	Year
	2013	2013	2012	% Change	% Change

Interest Income
Interest and fees on loans	$6,116	$6,169	$6,292	-1%	-3%
Interest on investments	455	408	440	12%	3%
Interest on deposits in banks	34	23	19	48%	79%
Total interest income	6,605	6,600	6,751	0%	-2%

Interest Expense
Interest expense on deposits	474	532	686	-11%	-31%
Interest expense on borrowings	116	116	143	0%	-19%
Total interest expense	590	648	829	-9%	-29%

Net Interest Income	6,015	5,952	5,922	1%	2%

Provision for (recapture of) credit losses	0	(450)	0	0%	0%
Net interest income after provision for credit losses	6,015	6,402	5,922	-6%	2%

Non-interest Income
Service charges on deposits	440	431	406	2%	8%
Net gain (loss) on sales of other real estate owned	18	45	(18)	-60%	-200%
Gain on sales of loans	1,128	1,669	1,501	-32%	-25%
Net gain on sales of investments available-for-sale	14	329	65	-96%	-78%
Other-than-temporary-impairment loss	(4)	(34)	(160)	0%	-98%
Earnings on bank owned life insurance	105	116	130	-9%	-19%
Other operating income	531	619	519	-14%	2%
Total Noninterest Income	2,232	3,175	2,443	-30%	-9%

Non-interest Expense
Salaries and employee benefits	4,098	4,499	4,101	-9%	0%
Occupancy and equipment	706	647	614	9%	15%
Other real estate owned write-downs	176	108	364	63%	-52%
Other real estate owned operating costs	67	125	101	-46%	-34%
Professional services	198	236	178	-16%	11%
FDIC and State assessments	129	130	135	-1%	-4%
Data processing	449	809	355	-44%	26%
Other expense	1,266	1,318	1,222	-4%	4%
Total Noninterest Expense	7,089	7,872	7,070	-10%	0%

Income Before Income Taxes	1,158	1,705	1,295	-32%	-11%
Provision for Taxes	249	373	280	-33%	-11%
Effective Tax Rate (%)	21.50%	21.88%	21.62%	-2%	-1%

Net Income	$909	$1,332	$1,015	-32%	-10%

Basic earnings per share ($)	0.09	0.13	0.10
Diluted earnings per share ($)	0.09	0.13	0.10
Average basic shares	10,121,853	10,121,853	10,121,853
Average diluted shares	10,191,826	10,182,524	10,122,224

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	For the Nine Months Ended		One
	September 30,	September 30,	Year
	2013	2012	% Change

Interest Income
Interest and fees on loans	$18,158	$19,390	-6%
Interest on investments	1,233	1,378	-11%
Interest on deposits in banks	85	55	55%
Total interest income	19,476	20,823	-6%

Interest Expense
Interest expense on deposits	1,573	2,259	-30%
Interest expense on borrowings	354	462	-23%
Total interest expense	1,927	2,721	-29%

Net Interest Income	17,549	18,102	-3%

Provision for (recapture of) credit losses	(450)	400	-213%
Net interest income after provision for credit losses	17,999	17,702	2%

Non-interest Income
Service charges on deposits	1,281	1,256	2%
Net gain (loss) on sales of other real estate owned	43	293	-85%
Gain on sales of loans	4,306	3,501	23%
Net gain on sales of investments available-for-sale	401	164	145%
Other-than-temporary-impairment loss	(38)	(265)	-86%
Earnings on bank owned life insurance	342	388	-12%
Other operating income	1,698	1,363	25%
Total Noninterest Income	8,033	6,700	20%

Non-interest Expense
Salaries and employee benefits	12,983	11,823	10%
Occupancy and equipment	1,957	1,865	5%
Other real estate owned write-downs	636	698	-9%
Other real estate owned operating costs	276	401	-31%
Professional services	696	514	35%
FDIC and State assessments	395	468	-16%
Data processing	1,688	1,048	61%
Other expense	3,749	3,762	0%
Total Noninterest Expense	22,380	20,579	9%

Income Before Income Taxes	3,652	3,823	-4%
Provision for Taxes	710	717	-1%
Effective Tax Rate (%)	19.44%	18.75%	4%

Net Income	$2,942	$3,106	-5%

Basic earnings per share ($)	0.29	0.31
Diluted earnings per share ($)	0.29	0.31
Average basic shares	10,121,853	10,121,853
Average diluted shares	10,179,928	10,122,145

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

Balance Sheet

(Dollars in Thousands)

(Unaudited)	Quarter Ended:			Sequential	Year over
	September 30,	June 30,	September 30,	Quarter	Year
	2013	2013	2012	% Change	% Change

Assets:
Cash and Due from Banks	$15,494	$18,158	$14,752	-15%	5%
Interest Bearing Deposits in Banks	54,163	36,085	28,222	50%	92%
Certificates of Deposits Held for Investment	1,735	2,235	-	-22%	0%
Cash and Cash Equivalents	71,392	56,478	42,974	26%	66%

Investment Securities Available for Sale	91,742	86,543	51,704	6%	77%
Investment Securities Held to Maturity	2,387	3,008	6,848	-21%	-65%
Federal Home Loan Bank Stock	3,041	3,069	3,154	-1%	-4%
Total Investments	97,170	92,620	61,706	5%	57%

Loans Held for Sale	7,266	10,855	21,948	-33%	-67%

Loans Held for Investments	486,700	474,580	465,970	3%	4%
Allowance for Credit Losses	(8,806)	(8,962)	(11,157)	-2%	-21%
Total Net Loans	477,894	465,618	454,813	3%	5%

Goodwill	12,168	12,168	11,282	0%	8%
Other Intangible Assets	1,494	1,510	1,268	-1%	18%
Total Intangible Assets	13,662	13,678	12,550	0%	9%

Other Real Estate Owned	4,334	3,451	5,803	26%	-25%
Premises and Equipment	16,398	15,936	14,646	3%	12%
Accrued Interest Receivable	2,320	2,236	2,395	4%	-3%
Cash Surrender Value of Life Insurance	18,126	18,022	17,663	1%	3%
Other Assets	7,186	7,440	9,565	-3%	-25%
Total Other Assets	48,364	47,085	50,072	3%	-3%

Total Assets	$715,748	$686,334	$644,063	4%	11%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$156,164	$125,585	$123,289	24%	27%
Savings and Interest Bearing Demand	326,775	324,316	285,303	1%	15%
Time, Interest Bearing	135,979	141,246	139,590	-4%	-3%
Total Deposits	618,918	591,147	548,182	5%	13%

FHLB Borrowings	10,000	10,000	10,500	0%	-5%
Secured Borrowings	-	-	219	0%	-100%
Junior subordinated debentures	13,403	13,403	13,403	0%	0%
Total Borrowings	23,403	23,403	24,122	0%	-3%

Accrued Interest Payable	182	185	235	-2%	-23%
Total Other Liabilities	4,909	4,750	4,510	3%	9%
Total Liabilities	647,412	619,485	577,049	5%	12%

Shareholders' Equity:
Common Stock	10,122	10,122	10,122	0%	0%
Additional Paid-in Capital	41,449	41,408	41,360	0%	0%
Retained Earnings	17,754	16,845	15,157	5%	17%
Accumulated Other Comprehensive Income (Loss)	(989)	(1,526)	375	-35%	-364%
Total Shareholders' Equity	68,336	66,849	67,014	2%	2%

Total Liabilities and Shareholders' Equity	$715,748	$686,334	$644,063	4%	11%

Pacific Financial Corporation Earns $2.9 Million Year-To-Date, or $0.29 Per Share

October 30, 2013

Asset Quality and Capital Adequacy

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,	June 30,	September 30,
Period Ended	2013	2013	2012

Asset Quality
Loans 90 days past due & still accruing interest	$221	$-	$770
Nonaccrual loans (1)	7,829	10,368	11,018
Total nonperforming loans	8,050	10,368	11,788
OREO and repossessed assets, net	4,334	3,451	5,803
Total Nonperforming Assets	$12,384	$13,819	$17,591

Performing restructed loans on accrual status	$2,699	$2,491	$126
Nonperforming loans to portfolio loans	1.65%	2.18%	2.53%
Nonperforming assets to total assets	1.73%	2.01%	2.73%
Allowance for loan losses to total loans	1.81%	1.89%	2.39%
Allowance for loan losses to nonperforming loans	109.39%	86.44%	94.65%

(1) Includes $1.8 million in loans guaranteed by the United States Department of Agriculture.

Capital Data (at quarter end)
Book value per share	$6.75	$6.60	$6.62
Tangible book value per share	$5.40	$5.25	$5.38
Tangible common equity to tangible assets	7.93%	8.13%	8.56%
Shares outstanding	10,121,853	10,121,853	10,121,853

Profitability Ratios (for the quarter)
Net interest margin	3.80%	3.99%	4.14%
Efficiency ratio	85.96%	86.25%	84.52%
Return on average assets	0.52%	0.80%	0.64%
Return on average equity	5.38%	7.80%	6.11%

Profitability Ratios (year-to-date)
Net interest margin	3.87%	3.92%	4.23%
Efficiency ratio	87.48%	88.21%	82.97%
Return on average assets	0.59%	0.62%	0.65%
Return on average equity	5.79%	6.00%	6.35%

Capital Adequacy
Tier 1 leverage ratio	10.04%	10.44%	10.77%
Tier 1 risk-based capital ratio	13.59%	13.98%	14.76%
Total risk-based capital ratio	14.84%	15.24%	16.02%